New Jersey Mining Announces Management Realignment as It Transitions toward Next Phase of Its Business Plan

COEUR D'ALENE, Idaho, May 7, 2015 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) today announced a realignment of its management team as the Company transitions toward the next phase of its business plan.

NJMC Chairman Del Steiner stated, “As the Golden Chest Mine and New Jersey Mill advance toward full production and cash flow, respectively, we are transitioning into an operating company focused on cash flow while staying mindful of corporate overhead. The first phase of our business plan, while delayed as we awaited mine development at Golden Chest, is essentially complete. We enter the next phase of our business plan in a very select group of junior companies with positive cash flow. Our team has unique industry knowledge to further advance the Golden Chest Mine and evaluate other projects.”

NJMC Director John Swallow added, “With our success at the New Jersey Mill, we seek to leverage our mill design, our patented paste tailings system, and our milling experience into other small to mid-size mining opportunities across the western United States. We offer an attractive alternative for juniors with advanced projects that, until now, have generally had to partner with much larger companies for these same capabilities. Furthermore, with approximately $7-million spent on mine development by our lessee, we already have an outstanding project stake at Golden Chest, with its near-mine mineralization in multiple directions and historically-productive high-grade shoots elsewhere on the property.”

NJMC announced today that R. Patrick Highsmith tendered his resignation as CEO and Director, effective May 4, 2015, to pursue other opportunities.

Mr. Steiner stated, “We are grateful for Patrick’s leadership through our transformation into an operating company and we hope to continue our relationship with him as a consultant going forward. We wish Patrick all the best with his new opportunities.”

Mr. Highsmith stated, “I’m excited to see the Company transition to the next phase of their business plan and am proud of our accomplishments over the last few months. I’d like to thank the NJMC Board of Directors, employees, and shareholders for their support and I look forward to continuing my involvement with the Company in a consulting role.”

On May 5, 2015, Chairman Del Steiner was reappointed and resumed his former role as CEO. Director John Swallow was also reappointed to his former role as President.

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho where it built and is the majority-owner and operator of a fully-permitted, recently-upgraded, 360-tonne per day flotation mill and concentrate leach plant. The Company is manager and 47.88-percent owner of Golden Chest LLC, which owns the Golden Chest Mine, an historic lode gold producer on patented claims near Murray, Idaho. Golden Chest LLC

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

leased the Skookum Shoot area to Gold Hill Reclamation and Mining Inc. NJMC is processing Golden Chest ore at its New Jersey Mill, generating cash through milling fees and a 2-percent NSR royalty on gold production that is forecast to continue well into 2016.

The Company's common stock trades on the OTC Market under the symbol "NJMC."

For more information on New Jersey Mining Company, please contact:

Del Steiner, Chairman & CEO

Email:  dsteiner@newjerseymining.com

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that different portions of the mineral deposit respond differently to processing, the risk that Juniper’s internal engineering studies are incorrect, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814